Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, September 12, 2016 -- FXCM (NYSE:FXCM) today announced certain key customer trading metrics for August 2016 for its retail and institutional foreign exchange business.

August 2016 Customer Trading Metrics from Continuing Operations (1)

Retail Customer Trading Metrics

•	Retail customer trading volume (2) of $270 billion in August 2016, 4% lower than July 2016 and 18% lower than August 2015.

•	Average retail customer trading volume (2) per day of $11.7 billion in August 2016, 13% lower than July 2016 and 25% lower than August 2015.

•	An average of 494,626 retail client trades per day in August 2016, 14% lower than July 2016 and 17% lower than August 2015.

•	Active accounts (3) of 175,757 as of August 31, 2016, a decrease of 863, or 0.5%, from July 31, 2016, and a decrease of 4,965, or 3%, from August 31, 2015.

•	Tradeable accounts (4) of 173,448 as of August 31, 2016, an increase of 1,779 accounts, or 1% from July 31, 2016, and an increase of 15,148 accounts, or 10%, from August 31, 2015.

Institutional Customer Trading Metrics

•	Institutional customer trading volume (2) of $26 billion in August 2016, 37% lower than July 2016 and 45% lower than August 2015.

•	Average institutional customer trading volume (2) per day of $1.1 billion in August 2016, 45% lower than July 2016 and 52% lower than August 2015.

•	An average of 36,960 institutional client trades per day in August 2016, 8% lower than July 2016 and 6% higher than August 2015.

More information, including historical results for each of the above metrics, can be found on the investor relations page of FXCM's corporate website www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate website www.fxcm.com.

(1)	Customer Trading Metrics from Continuing Operations excludes discontinued operations of FXCM Japan and FXCM Hong Kong.

(2)	Volume that FXCM customers traded in period is translated into US dollars.

(3)	An Active Account represents an account that has traded at least once in the previous twelve months.

(4)	A Tradeable Account is an account with sufficient funds to place a trade in accordance with FXCM trading policies.

About Us:

FXCM Inc. (NYSE: FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"]. FXCM Group is owned and operated by FXCM Inc. (NYSE: FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company’s mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides free news and market research through DailyFX.com. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Contacts

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications and Investor Relations

jsales@fxcm.com